Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184214) of Summit Midstream Partners, LP of our report dated June 4, 2013, relating to our audit of the carve-out financial statements of Bison Gas Gathering System of Bear Tracker Energy, LLC (subsequently acquired by Bison Midstream, LLC) as of and for the year ended December 31, 2012 which appear in this Form 8K.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 5, 2013